UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 29, 2012

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.

Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The following is an update to the disclosures on the decoupling proceeding and rate requests in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Regulatory” and “Most recent rate proceedings”, which are incorporated herein by reference to pages 53-54 and 57-59, respectively, of HEI’s and HECO’s Form 10-K for the year ended December 31, 2011.

A.        Decoupling proceeding

Decoupling is a new method of setting electric rates in Hawaii that is intended to facilitate meeting the State’s goals to transition to a clean energy economy and achieve an aggressive renewable portfolio standard. The decoupling model implemented in Hawaii delinks revenues from sales and includes annual revenue adjustments for operation and maintenance (O&M) costs and rate base additions. The decoupling mechanism has three components:  (1) a sales decoupling component via a revenue balancing account (RBA), (2) a revenue escalation component via a revenue adjustment mechanism (RAM) and (3) an earnings sharing mechanism, which would provide a reduction of rates between rate cases in the event the utility exceeds the return on average common equity (ROACE) allowed in its most recent rate case. Decoupling provides for more timely recovery and earning on investments.

On March 30, 2012, HECO submitted its proposed tariff for its annual decoupling filing to reflect a RAM adjustment for 2012 of $7.6 million ($3.7 million for O&M costs and $3.9 million for invested capital). The tariff also includes the collection of the accrued RBA balance as of December 31, 2011 and associated revenue taxes of $22.7 million. Under the decoupling mechanism, the Consumer Advocate has 30 days to file a statement of position regarding HECO’s tariff filing. The tariff will be effective June 1, 2012 through May 31, 2013, unless the Public Utilities Commission of the State of Hawaii (PUC) suspends the tariff.

Management cannot predict whether the PUC will allow the rate adjustment under the proposed tariff to become effective or suspend the proposed tariff.

B.        HECO 2011 Test Year Rate Case

In May 2011, based upon recommendations by the Consumer Advocate in HECO’s 2009 test year rate case, the PUC ordered independently conducted regulatory audits on the reasonableness of costs incurred for HECO’s East Oahu Transmission Project (EOTP), Campbell Industrial Park (CIP) combustion turbine project and Customer Information System Project. The PUC confirmed that any revenue requirements arising from project costs being audited shall either remain interim and subject to refund until audit completion, or remain within regulatory deferral accounts. In the interim decision and order (D&O) in the 2011 test year rate case, issued in July 2011, the PUC approved the portion of the settlement agreement in that proceeding allowing HECO to defer the portion of costs that are in excess of the prior PUC approved amounts and related depreciation for EOTP Phase 1 ($43 million) and the CIP combustion turbine project ($32 million) until completion of an independently conducted regulatory audit. In the interim D&O in HECO’s 2011 test year rate case, the PUC approved the accrual of a carrying charge on the cost of such projects not yet included in rates and the related depreciation expense from July 1, 2011 until the regulatory audits are completed and the PUC has issued an order allowing the remaining project costs in electric rates. Pursuant to the PUC’s order in HECO’s 2009 test year rate case, HECO and the Consumer Advocate submitted proposals for the scope, timing, management and structure for the regulatory audits for the PUC’s review and consideration, however, the PUC has not yet issued a schedule or requirements for the regulatory audits.

On February 3, 2012, HECO, the Consumer Advocate and the Department of Defense (parties in the HECO 2011 test year rate case proceeding) signed a settlement agreement, subject to PUC approval, regarding the EOTP Phase 1 project costs. The parties agreed that, in lieu of a regulatory audit, HECO would write-off $9.5 million of gross plant in service costs associated with EOTP Phase 1, and associated adjustments in the accumulated depreciation, deferred depreciation expense, accumulated deferred income taxes, unamortized state investment tax credits and carrying charges. The settlement agreement resulted in an after-tax charge to net income in the fourth quarter of 2011 of approximately $6 million. The parties agreed to stipulate, subject to PUC approval, to an additional annual interim increase of $5.5 million to be effective March 1, 2012, based on additional revenue requirements reflecting all remaining EOTP costs not previously included in rates and offset by other minor adjustments to the interim increase that became effective on July 26, 2011.

On March 29, 2012, the PUC approved the settlement agreement, and ordered that the interim increase for HECO’s 2011 test year rate case be adjusted by $5.5 million. The PUC also ordered that the regulatory audit for EOTP Phase 1 will not be conducted. HECO will be submitting a revised tariff to reflect an increase in the interim increase effective April 2, 2012.

Management cannot predict or provide any assurances on the timing or ultimate outcome of HECO’s 2011 test year rate case proceeding or the regulatory audit proceeding.

C.        Maui Electric Company, Inc. (MECO) 2010 Test Year Rate Case

On February 13, 2012, the PUC issued an order instructing MECO and the Consumer Advocate to submit a revised stipulated agreement in MECO’s 2010 test year rate case proceeding to provide them the opportunity to incorporate the applicable rulings and decisions in D&Os issued in related proceedings since the first stipulation in that rate case was filed in June 2010, including the final decoupling D&O, the final D&Os in the MECO 2007, HECO 2009 and HELCO 2010 test year rate cases (including the findings related to ROACE with the implementation of decoupling), the interim D&O in the HECO 2011 test year rate case and the final D&O in MECO’s depreciation proceeding.

On March 29, 2012, MECO and the Consumer Advocate (the parties) executed and filed an updated agreement on all material issues in MECO’s 2010 test year rate case proceeding. The updated agreement is subject to approval by the PUC, which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, either or both of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the updated agreement is approved by the PUC, the increase in annual revenues would amount to $4.7 million, or a 1.5% increase, which is lower than the interim increase currently in effect. However, the lower revenue increase is due to factors that become effective concurrent with the effective date of the revised increase and therefore, MECO does not expect a refund to its customers. The updated agreement includes, as a negotiated compromise of the parties’ respective positions, a 10.0% ROACE assuming the implementation of decoupling (consistent with the ROACE allowed in other rate case decisions reflecting decoupling), and lower depreciation expense as approved in MECO’s depreciation proceeding. A comparison of MECO’s original request, the current interim increase and the updated settlement is as follows:

	Application 9/30/2009	Interim D&O 8/1/2010	Updated Settlement 3/29/2012
Request amount	$28.2 million (9.7% increase)	$8.5 million* (2.7% increase)	$4.7 million (1.5% increase)
Depreciation Expense	$20.2 million	$20.8 million	$18.9 million
Return on average common equity (ROACE) (%)	10.75%	10.50%	10.0%**
Common equity capitalization (%)	56.86%	56.86%	56.86%
Return on average rate base (%)	8.57%	8.43%	8.15%
Average rate base amount	$390 million	$387 million	$387 million

*                  Adjusted from $10.3 million to $8.5 million on 1/12/2011 to reflect the final decision in the pending 2007 rate case at that time.

**            Assuming decoupling and other cost-recovery mechanisms.

Management cannot predict the timing or approval of an adjustment to its interim increase, the ultimate outcome of MECO’s 2010 test year rate case proceeding, or the implementation of decoupling for MECO.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB) press releases, SEC filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in the Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: April 3, 2012	Date: April 3, 2012